Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Progress Software Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	4,665,000	$53.5575	$249,845,738	0.00014760	$36,877.24
Total Offering Amounts					$249,845,738		$36,877.24
Total Fee Offsets							—
Net Fee Due							$36,877.24

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Progress Software Corporation 2008 Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low price per share of the Registrant’s common stock as reported on the Nasdaq Stock Market on July 1, 2024.